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GARGOYLES(R)                        NEWS                                 EX 99.1
PERFORMANCE EYEWEAR
FOR IMMEDIATE RELEASE               CONTACT:
   May 6, 1997                      Doug Hauff, Gargoyles
                                    (206) 872-6100, x3400

                                    Rich Scaglione, Buntin Public Relations
                                    (615) 244-5720

             GARGOYLES TO ACQUIRE PRIVATE EYES SUNGLASS CORPORATION
                  ACQUISITION WILL INCLUDE ELLEN TRACY EYEWEAR

   KENT, Wash. -- Gargoyles, Inc. (NASDAQ:GOYL), in a move to grow its share of the women's premium sunglass market, has reached a preliminary agreement to acquire Norwell, Mass.-based Private Eyes Sunglass Corporation, the licensee for Ellen Tracy eyewear. The sale is expected to close later in the second quarter.

   Private Eyes, which becomes a Gargoyles subsidiary, was founded in 1977. The company is also the North American distributor for Emmanuelle Khanh Paris Eyewear and a manufacturer of its own high-quality line of prescription frames and eyewear accessories.

   Ellen Tracy eyewear features a collection of high-quality, high-fashion women's sunglasses, readers, optical frames and accessories in a variety of designs ranging from traditional to fashion-forward. The collection reflects the professional, self-assured and feminine look associated with the highly successful Ellen Tracy line of women's clothing.

   Doug Hauff, president and chief executive officer of Gargoyles, said the reputation of the Ellen Tracy name gives the brand huge potential. "The Ellen Tracy name is golden, and has been since the clothing line was first introduced in 1949," he said. "That's the kind of quality, long-lasting brand we were looking for."

   The acquisition, said Hauff, allows Gargoyles to broaden its customer base and strengthen its distribution capabilities.

   "With Private Eyes, we will significantly expand our presence in the women's market, which has been an important target for us," said Hauff. "It gives us access to the high-end fashion consumer, which is a new customer for Gargoyles. At the same time, the research, development, design and sales expertise at Private Eyes will allow us to continue to meet the needs of that customer. "

   The acquisition will also enable Gargoyles to strengthen its presence in the department store channel, which had been underpenetrated by the company. "Private Eyes has its own direct sales force for department stores, which is an excellent fit with our existing sales staff," Hauff added.

   Hauff said the acquisition makes sense for both companies. "Many companies, like Private Eyes and Sungold I-Wear, which we also recently acquired, are looking for opportunities to put more muscle behind their brands," he said. "The Private Eyes collections will benefit from our financial strength and our marketing and distribution capabilities. And because

5866 SOUTH 194TH ST.  KENT, WA 98032  T 206.872.6100  F 206.872.3468
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our two organizations are highly complementary, the acquisition gives us incremental resources and expertise to strengthen our competitive position in the industry."

    "We now have access to resources we've never had before," said Richard Hammel, president of Private Eyes who is a 30-year veteran of the sunglass industry. "Our goal is to grow all our brands to an entirely new level. The demand for brand-identity eyewear is exploding, and by joining forces with Gargoyles, we are offering our distribution channels access to a larger group of powerful brand names."

   Like Ellen Tracy eyewear, the Emmanuelle Khanh Paris Eyewear collection is a high-end premium eyewear line for women, with a 25-year history of producing frames with unique, hand-crafted ornamentations.

   "The newest collections for 1997 aim to broaden the Emmanuelle Khanh customer base with more contemporary styling and clean, subtle, elegant details to appeal to today's high-fashion woman," said Patricia Lynch, executive vice president at Private Eyes.

   Retail prices for Ellen Tracy eyewear range from $50 to $250, while retail prices for Emmanuelle Khanh Paris Eyewear range from $125 to $300.

   Private Eyes also manufactures its own line of accessories -- designed to complete the consumer's eyewear package with beautifully crafted cases, chains and repair kits -- as well as prescription eyewear frames sold exclusively through top optical outlets.

   "Accessories is one of the fastest-growing areas of the industry," said Hauff. "Private Eyes has an excellent reputation for accessories in the marketplace, and the acquisition will allow us to offer a new line of high-quality products to our customers."

   Gargoyles, Inc., founded in 1983 and based in Kent, Wash., manufactures and markets Gargoyles Performance Eyewear, a line of performance and outdoor lifestyle-oriented sunglasses which combine innovative styling with its patented dual lens toric curve technology.

   The company owns the Hobie sunglass line, a leading line of polarized sunglasses, which is one of the fastest-emerging categories within the premium sunglass market. In the first quarter of 1997, the company introduced the Timberland line, a line of outdoor lifestyle-oriented sunglasses under license from the Timberland Company. In addition, early in the second quarter of 1997, the company completed its acquisition of Sungold I-Wear, which manufactures the Stussy and Anarchy lines.

   The company also offers a popular line of protective eyewear focused primarily on the medical and dental market segments.

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